August 29, 2003


Prospectus


Citizens Investment Grade Bond Fund


The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Contents

OVERVIEW....................................................................3

ABOUT THE FUND

Citizens Investment Grade Bond Fund.........................................4

OTHER POLICIES AND RISKS....................................................7

MANAGEMENT OF THE FUND

The Investment Adviser......................................................8
Portfolio Management for the Fund...........................................9

YOUR ACCOUNT

Classes of Shares...........................................................9
How to Buy Shares..........................................................10
How to Sell Shares.........................................................10
Investor Services .........................................................14
Costs for Services.........................................................15
Dividends and Distributions................................................15
Tax Information ...........................................................16


TO LEARN MORE                      Back Cover

OVERVIEW

At Citizens Funds, we strive to deliver strong investment performance by investing in companies that we believe are fundamentally strong and socially responsible.

In the long run, we believe that financially strong companies that have good corporate behavior will also have superior financial performance compared to those that lack corporate responsibility.




The Citizens Investment Grade Bond Fund seeks to achieve high total investment return from a combination of current income and capital appreciation. We use a number of investment techniques to seek to control the inherent risk of the fund. We also examine the overall investment characteristics of the fund to seek to ensure that risk is controlled in a manner that is consistent with the fund's investment objective.


Additional information on our investment approach for the fund, including social screening, can be found under Fundamental Social Research in the "Other Policies and Risks" section of this prospectus.

The Citizens Investment Grade Bond Fund is a fixed-income fund, which may be appropriate for investors who have shorter time horizons, prefer lower risk investments, or are seeking to diversify their portfolios. The fund and its risk profile are more fully described in the following pages.

If you have any questions about the fund and its investment performance or strategies, please call us.

CITIZENS INVESTMENT GRADE BOND FUND

Ticker Symbol:                          CUSIP number:

N/A

THE FUND'S GOAL AND MAIN STRATEGIES

Goal. The fund seeks to achieve a high total investment return from a combination of current income and capital appreciation.

Main Strategies. The fund invests primarily in bonds and mortgage-backed securities. As a non-fundamental policy, the fund will, under normal circumstances, invest at least 80% of its net assets in investment-grade bonds (those whose credit quality puts them among the top four rating categories) and related investments. Bonds whose ratings fall below investment grade after purchase by the fund are still considered to be investment grade for purposes of this 80% category. The fund may invest up to 20% of its total assets in preferred stock, convertible securities and high-yield securities, commonly known as junk bonds. The fund currently expects to maintain an average dollar-weighted maturity of between 3 and 8 years, although securities of longer or shorter maturities may be purchased.

The fund is actively managed, and may invest in a wide variety of securities, including the following:

     .    corporate bonds and other corporate debt issues

     . obligations of the U.S. government and its agencies and instrumentalities, including mortgage backed securities

     .    debt and equity securities of real estate investment trusts

     .    equity securities, such as warrants and preferred stock

     .    discount notes, corporate paper or other short term debt obligations

     . debt securities of foreign issuers, including Yankee bonds (dollar-denominated bonds issued by foreign issuers)

     . collateralized mortgage obligations and mortgage backed and asset-backed securities

At times, the fund may over- or underemphasize any particular economic sector (cluster of related industries). This means that the fund may invest in comparatively heavily in higher-risk sectors, such as the technology sector.

The fund may sell a security if it fails our re-screening for social, environmental or corporate responsibility criteria, if other securities appear to represent better value, if there is an actual or anticipated decline in its credit quality, or in order to adjust the fund's exposure to a certain sector or type of risk.

MAIN RISKS TO FUND INVESTORS

Market Risks. As with any bond fund, the value of your investment in this fund will go up and down depending on market conditions, and you could lose money if the fund's shares are worth less when you sell them than when you bought them. Although typically less volatile than the stock market, the bond market may react dramatically and unpredictably to political, regulatory, market or economic developments.

Interest Rate Risks. When interest rates rise, prices of bonds and mortgage-backed securities typically fall, meaning that your investment may lose value in a rising interest rate environment. Generally, the longer a bond's maturity, the greater this risk.

Credit Risks. If the issuer of a bond becomes (or is expected to become) less creditworthy, the price of its bonds typically falls. In some cases, a bond may go into default and the issuer may be unable to make timely payments of interest or principal.

Junk bonds pose higher credit risks. Their prices typically are more volatile than those of investment-grade bonds, and they can be hard to sell in difficult market conditions. Junk bonds tend to be sensitive to bad economic or political news, which may cause their prices to fall or increase the rate of defaults. Bonds in the lower end of the investment-grade category may carry these risks in reduced form.

Credit risk may affect an individual security, an industry, an economic sector or a particular type of security. Fund investors should bear in mind that the fund's investment in obligations of U.S. government agencies and instrumentalities may, but need not, be backed by the full faith and credit of the United States.


Prepayment and Extension Risks. Market prices and interest rates for mortgage-backed securities are based on investor assumptions about the future behavior of interest rates. Any changes or unexpected behavior on the part of interest rates could hurt the performance of the fund's mortgage-backed securities. For example, if rates fall and homeowners refinance mortgages, mortgage-backed securities may be paid off early and the fund would typically have to reinvest that money at a lower rate. If rates rise, the fund may be "locked into" an undesirable rate in its mortgage-backed securities, and the security's expected maturity may be lengthened, making its price more volatile. These risks can cause losses of income as well as capital for the fund.

Sector Risks. To the extent that the fund invests in a given sector, it is exposed to that sector's risks. The fund's performance could be hurt if it invests heavily in a sector that performs poorly or invests lightly in a sector that performs well. A sector's performance, over any period of time, may be quite different from that of the overall market.

PERFORMANCE


Because the fund is a new fund, performance information is not provided in this prospectus.


FEES AND EXPENSES

These tables show the costs you should expect to pay as a fund investor.

SHAREHOLDER FEES -- PAID DIRECTLY FROM YOUR INVESTMENT

Sales Charges and Redemption Fees                  None

ANNUAL FUND OPERATING EXPENSES -- DEDUCTED FROM FUND ASSETS

                                                         Standard
                                                         Shares
Management Fees                                          0.45%

Distribution (12b-1) Fees                                0.25%

Other Expenses/1/                                        3.67%

Total Annual Operating Expenses/2/                       4.37%


/1/ The amount set forth in "Other Expenses" has been estimated based on expenses the fund expects to incur during its first fiscal year. Other Expenses includes administrative and shareholder service fees. The shareholder service fee is based on the number of accounts. For information about the administration fee see "The Investment Adviser" later in this prospectus.


/2/ The investment adviser has voluntarily agreed to limit fees and expenses so that the total annual operating expenses would not exceed 1.20%. The adviser may terminate this waiver at any time.

EXPENSE EXAMPLE

This example can help you compare the expenses of this fund to those of other funds. It assumes that operating expenses remain as above. It also assumes that you invested $10,000, earned a 5% return each year, reinvested all dividends and distributions, and sold your shares at the end of each period. This is only an example; actual expenses and returns will be different.

                         1 Year       3 Years

Standard Shares          $  438       $ 1,323

OTHER POLICIES AND RISKS


Change in the fund's investment objective. The fund may change its investment objective (goal) as long as the change is approved by the fund's trustees; the fund does not have to seek shareholder approval.

Fundamental Social Research. Every security in the Citizens Investment Grade Bond Fund is subject to our proprietary research, which revolves around a comprehensive, integrated analysis of the factors -- fundamental and social -- that we believe affect a company's stock performance over time.


CITIZENS' SOCIAL CRITERIA

     ---------------------------------------------------------------------------
     Exclusionary                       Qualitative
     ---------------------------------------------------------------------------
     .    Tobacco                       .    Business practices and corporate
     .    Alcohol                            governance
     .    Nuclear power                 .    Environmental performance
     .    Weapons production            .    Human rights
     .    Lack of diversity             .    Diversity and equal opportunity
     .    Gambling                      .    Labor and employee relations
                                        .    Community involvement
                                        .    Animal testing
     ---------------------------------------------------------------------------

ADDITIONAL POLICIES AFFECTING THE FUND.


The fund invests in bonds and other debt securities. For these securities, we measure credit quality at the time we buy a security for the fund. We rely on ratings by recognized independent rating organizations, or, for unrated securities, our own credit analysis. When two independent ratings disagree, we may use the higher one. If a security's credit quality falls, we usually will sell the security unless we determine that it would better serve the fund's interest to keep it.

..    In order to have cash for processing shareholder and portfolio transactions and for paying operating expenses, the fund typically invests a portion of its assets in cash equivalents, such as money market instruments or other high-quality, short-term, liquid obligations. Under special circumstances -- such as in order to reduce or avoid concentration in an industry or issuer or because of unusual market conditions -- the fund may temporarily place up to 100% of net assets in cash equivalents, or may otherwise depart from its stated investment strategy. To the extent that the fund departs from its usual investment strategy, it increases the risk that it won't achieve its goal.

Statement of Additional Information (SAI). Please note that there are many other factors which are not described herein that could adversely affect an investment in the fund or prevent the fund from achieving its goal. More information about the strategies and risks of the fund appears in the Statement of Additional Information (SAI).

To obtain an SAI, see the back cover of this prospectus. Investors should understand that the fund is not required to follow all of the investment techniques described in this prospectus or the SAI, and may not invest in all permitted types of securities.

MANAGEMENT OF THE FUND


THE INVESTMENT ADVISER


The fund's investment adviser is Citizens Advisers, Inc., 230 Commerce Way, Portsmouth, NH, 03801. Citizens Advisers has served as investment adviser to funds in the Citizens Funds family since 1982. Citizens Securities, Inc., a subsidiary of Citizens Advisers, serves as Citizens Funds' distributor. Citizens Funds, Citizens Advisers and Citizens Securities are not affiliated with any bank.

As the investment adviser, Citizens Advisers has overall responsibility for the management of the fund's portfolio.

Citizens Advisers also is responsible for a wide variety of administrative duties for the fund under a separate administrative and shareholder services contract that provides for reimbursement of out-of-pocket expenses, as well as fees for services rendered. Citizens Advisers performs some of these services directly and subcontracts with third parties for others.

Fees paid to the adviser. As payment for providing the fund with investment advisory and administrative services, Citizens Advisers is entitled to receive the following fees from the fund during the current fiscal year:

Citizens Investment Grade Bond Fund     0.60% % of average net assets





Subadvisers. Citizens Funds has obtained an exemptive order from the SEC that allows it, with the approval of Citizens Funds trustees but normally without shareholder approval, to:

          .    hire or replace subadvisers

          .    change the terms of subadvisory agreements

          . continue to employ subadvisers after an event (such as an acquisition of a subadviser) that otherwise would cause an automatic termination of a subadvisory agreement


The fund currently does not have a subadviser, but if a subadviser were added for the fund the prospectus would be revised and shareholders of the fund would be notified.





CITIZENS INVESTMENT GRADE BOND FUND
PORTFOLIO MANAGER

SUSAN KELLY (since inception)

..    Portfolio Manager, Citizens Advisers (since 2000)


..    Assistant Portfolio Manager,
     John Hancock Advisors (1997-2000)

..    Assistant Portfolio Manager and
     Assistant Vice President, Smith Barney
     (1990-1997)

YOUR ACCOUNT

PROCEDURES WHEN OPENING AN ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires financial institutions to obtain, verify and record information that identifies each person who opens an account. Therefore, when you open an account, you'll need to provide your name, address, date of birth and other information that will allow us to identify you.


CLASSES OF SHARES


Standard shares of the fund are designed for individual investors and are no-load, meaning that they have no sales or redemption charges.


STANDARD SHARES

MINIMUM INITIAL INVESTMENT AND MINIMUM BALANCE

..    $2,500 for regular accounts; $1,000 for IRA, Uniform Gifts to Minors
Act/Uniform Transfers to Minors Act (UGMA/UTMA) and Automatic Investment Plan
(AIP) accounts

MINIMUM ADDITIONAL INVESTMENT

..    $50 for all accounts, including AIP accounts

DISTRIBUTION (12b-1) FEE

..    0.25% of average net assets annually

Distribution fees. Under the fund's Distribution Plan, Standard shares pay fees to Citizens Securities and others who provide distribution or administration services to the funds. These services may include advertising, marketing and commissions to outside brokers. Because these fees are paid out of fund assets on an ongoing basis, over time they will increase the cost of your investment and may cost you more than paying other types of sales charges.

Policies for accounts with below-minimum balances. If your balance falls below the minimum described above, the fund may charge you $20 a year when your balance is below the minimum. If you fail to bring your balance up to the minimum level, the fund may give you 30 days' notice to do so, and if you do not, the fund may close your account and mail you the proceeds. This policy also applies to inactive Automatic Investment Plan accounts.


HOW TO BUY SHARES

Buying shares directly. To open a new account, simply send in a completed account application and your payment. All applications and forms are available online at www.citizensfunds.com. To buy shares in an existing account, you can place your order in writing, online at the address above, or by calling
800.223.7010 and using our automated phone service or speaking with a shareholder service representative.

When buying shares, you may pay by check, by exchange from another Citizens fund, or by wire. All checks must be made payable to "Citizens Funds"; we cannot accept checks that are payable to anyone else and signed over to us. We do accept foreign checks that are payable in U.S. dollars, but shares that are purchased with these checks may be held in escrow for at least 20 days. Citizens Funds reserves the right to reject any order to purchase shares.

For additional investments of $50.00 per month, per fund, you may establish an Automatic Investment Plan (AIP) account. See page 14 for more details.


Buying shares through a "fund supermarket." The fund is available through many popular fund supermarkets, including Charles Schwab's Mutual Fund OneSource(R) and Fidelity Investments FundsNetwork(R).

Buying shares through a broker-dealer. Many broker-dealers offer the fund, in some cases as part of a fee-based investment program. For investors who prefer to invest with the guidance of a financial professional, buying shares through a broker-dealer may be the preferred choice. Due to the services broker-dealers offer, you may pay more in fees when investing through a broker-dealer.


HOW TO SELL SHARES

Selling shares by phone. We offer a Telephone Exchange and Redemption option on your account application. Under this option, you can call and tell us how much you want to sell (redeem). In most circumstances, you can sell as much as $100,000 in shares this way.

If you select the Telephone Exchange and Redemption option, you should be aware it may increase the risk of error or fraud. For added security, you may provide us with a Personal Identification Number (PIN), which must be verified before any telephone transaction (including balance inquiries) can be processed. For your protection, we record all telephone calls. As long as we follow these precautions and we reasonably believe that the instructions we receive are authorized, Citizens Funds, the funds' investment adviser and the funds' transfer agent will not be responsible for any losses that result.

During periods of unusual market activity, severe weather or other abnormal circumstances, it may be hard to reach us by telephone. In these cases, please consider conveying your instructions using the "Account Access" section at www.citizensfunds.com, through our automated phone service, or in writing.

Selling shares online or by automated phone service. If you have signed up for the Telephone Redemption and Exchange privilege, you can select the account access option located at www.citizensfunds.com and follow the on-screen directions to create an account and process transactions, or you can call our automated phone service at 800.223.7010, press option 2 and follow the instructions to create a log-in, access an account and process transactions.

Selling shares in writing. Any order to sell shares can be sent to us in writing at any time. Certain types of orders can only be accepted in writing, and must have a Medallion Signature Guarantee (see below). These include:

..    all orders to sell shares that are worth more than $100,000

..    all exchanges between accounts that do not have identical titles

..    all orders to sell shares in accounts whose name or address has been changed within the last 30 days

..    all orders to sell shares where the proceeds are being sent to a different address than the one on the account

..    at our discretion, any other order

Selling shares through a broker-dealer. You may sell your shares through participating broker-dealers (who may charge a fee for this service). Some broker-dealers have arrangements with Citizens Funds that allow them to place orders to sell shares by phone or electronically. If you bought your shares through a broker-dealer or other intermediary, you may need to sell them through that same entity.

Medallion Signature Guarantees. A signature guarantee is evidence that the signature on your written order is genuine. These are available from most banks, credit unions and broker-dealers, but you cannot get one from a notary public. Not all written orders need a signature guarantee, but to avoid delays, it's a good idea to obtain a Medallion Signature Guarantee for all written orders to sell shares. Questions? Call 800.223.7010.

In addition to the types of orders described above, certain changes to your account need a Medallion Signature Guarantee, including:

..    Any change to your account title

..    Adding or changing your pre-designated wire or Automated Clearing House
     (ACH) instructions

..    Setting up or changing a systematic withdrawal plan or AIP

We may require further documentation from corporations, fiduciaries, retirement plans or institutional investors.

Proceeds from selling shares. When you sell shares, you have a choice of how you receive the proceeds. You can transfer the money into a different account at Citizens Funds, have a check mailed to you, or have the money electronically transferred into a pre-designated bank account. An electronic transfer using the Automated Clearing House (ACH) usually takes three days. Federal Funds wire service is typically next-day, but you will be charged a fee to send a wire transfer (see table in "Investor Services"). Your financial institution may charge a fee to receive ACH or wired funds. Proceeds normally go out the next business day after we receive a request in good order. You will earn dividends up through the date we receive your redemption request.

We reserve the right to wait up to seven business days before paying the proceeds when you sell shares. If you are selling shares that you recently bought, the proceeds may be delayed until your investment clears; this may take up to 15 days from the date of purchase. Under these circumstances, we will reject your order to sell shares and you must resubmit a request in good order to sell shares.


The fund's business hours. The fund is open for business each day the New York Stock Exchange (NYSE) is open. You may buy or sell shares on any business day.

The fund calculates the value of its shares immediately following the close of the NYSE. The NYSE typically closes at 4 p.m. (ET), but on occasion may close earlier.

How the fund prices its shares. To calculate the fund's share price, or Net Asset Value (NAV), we add up the fund's assets, subtract its liabilities, and then divide by the number of shares outstanding.

We generally use market prices to value securities. Debt securities maturing within 60 days are normally valued at amortized cost, which is approximately equal to market value and is described in the Statement of Additional Information. If a market quotation for a given security is unavailable, or if the adviser believes an available quote does not accurately reflect the current value of a security, the adviser will fair value that security in good faith, using the policies established by the fund's Board of Trustees.

Cost of shares when you buy or sell. When you buy shares in the fund, your transaction will go through at the next share price calculated for the fund after we receive your order request and payment in good funds.

When you sell shares in the fund, your transaction will go through at the next share price calculated for the fund after your redemption request, in proper form, has been received.


Timing of orders placed through broker-dealers. If you place an order with one of our authorized brokers, or their intermediaries, we will consider the order to have been accepted by us at the time it is accepted by them.


Redemption in kind. The fund will normally redeem shares for cash, but when the redemption is for more than $250,000, the fund may honor some or all of the redemption price with portfolio securities, which may cost a shareholder money in order to convert into cash. You should be aware that you may have to pay taxes when you redeem shares.

CONTACTING US WITH YOUR ORDERS

Regular U.S. Mail:
Citizens Funds
PO Box 182456
Columbus, OH 43218-2456

Overnight or Express Delivery:

Citizens Funds
3435 Stelzer Road
Columbus, OH 43219

Wire Transfers:

Citizens Funds
c/o Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH 45263

Routing number: 042000314

A/C number: 999-44-975

For further credit:Your name, account number, and the name of the fund you wish to invest in.

Telephone:

800.223.7010

INVESTOR SERVICES

Services. As part of our commitment to your investment success, we offer a full range of investor services:

.. Tax-Advantaged Retirement Plans and Education Savings Accounts. These include traditional and Roth IRAs, SEP and SIMPLE IRAs, Coverdell Education Savings Accounts and 403(b) plans. Citizens Funds can also be offered as an option in 401(k) and 457 plans.

..    Automated Investment Plans. Simply check off the appropriate box on your account application, provide the bank information requested, and tell us the amount and schedule of the investments and the fund of your choice.

..    Systematic Withdrawal Plan. Send us a written request and we'll set up this plan to automatically redeem a portion of your shares and make regular monthly, quarterly or annual payments on your behalf.


Exchange privilege. You may exchange at any time from the fund to another Citizens Fund. Simply call or write with your request. Keep in mind that the investment minimums and monthly minimum balance fee still apply with all exchanges.

Because excessive trading can lower the fund's performance and harm other shareholders, we reserve the right to suspend or terminate (with advance notice) the exchange privilege of any investor who makes excessive use of the privilege, which we define as more than five exchanges within a one-year period.

We may also restrict or refuse exchanges that appear to us to be part of a pattern of "market timing" or other simultaneous orders affecting significant portions of the fund's assets. Shareholders who abuse the exchange privilege may lose their exchange privileges or have their account closed. If you lose your exchange privileges, you can still keep or sell your shares.


We also reserve the right to close your account for any lawful reason, including, but not limited to, reasonable suspicion of fraud or other illegal activity in connection with the account.


Excessive Trading. We reserve the right, at our discretion, to suspend the offering of shares of the fund and to reject any purchase request -- including exchanges from other funds -- that we regard as disruptive to the efficient management of the fund. Because excessive trading can lower the fund's performance and harm other shareholders, we may reject purchase requests that appear to us to be part of a pattern of "market timing."

Householding. To reduce expenses, we may mail only one copy of the fund's prospectus and each annual and semi-annual report to those addresses shared by two or more accounts. If you wish to receive individual copies of these documents, please contact us at 800.223.7010, or if your shares are held through a broker or financial institution, please contact them directly.


e-SERVICES. Accessing your Citizens Funds account statements, prospectuses and annual/semi-annual reports and other information online helps reduce the amount of paper you receive. It's fast and convenient, environmentally friendly, and can potentially lower fund expenses. Please visit www.citizensfunds.com to sign up today. If you have any questions about these services, please call us for assistance at 800.223.7010.

COSTS FOR SERVICES

The following table outlines most of the fees associated with our services and with account activity and maintenance.

Below minimum balance                        $20 per year

Yearly IRA/403(b) fee                        $10 per account up to a maximum of
                                             $20 (waived for total IRA/403(b)
                                             balances of $25,000 and higher, and
                                             total account balances of $50,000
                                             and higher).

Close IRA account                            $15 per fund/account

Returned Purchase
(wire, ACH or check)                         $20

Send wire transfer (U.S.)                    $10

Send wire transfer (foreign)                 $20

Returned debit
(ACH)                                        $20

Stop payment                                 $20

Duplicate statements, checks and tax forms   $2 each (free for automated phone
                                             line requests);

DIVIDENDS AND DISTRIBUTIONS


The fund intends to distribute substantially all of its net investment income and capital gains to shareholders each year.

Normal frequency of dividends and distributions. For the Citizens Investment Grade Bond Fund, dividends of investment income normally are declared and paid monthly and capital gains are distributed once a year. The fund won't declare a dividend or distribution if it has no net income or capital gains, and may make additional distributions at any time if tax considerations make it necessary.

Note regarding "lost shareholders." In the event that mail sent to the address on your account is returned by the post office as "undeliverable" and you have elected to have your account dividends and/or distributions paid in cash, the fund reserves the right to change the payment options on your account to "reinvest." In such event, returned checks and subsequent fund distributions would be reinvested in additional fund shares within your account. In order to change your distribution options back to "cash," we would need to receive your instructions to do so in writing.


Receiving your dividends and distributions. You can receive your dividends and distributions in one of four ways:

..    automatically reinvested in additional shares of the same fund

..    automatically invested in another Citizens fund of your choice

..    sent to you by check

..    electronically transferred to your bank account (via ACH)

Unless you instruct us otherwise, your account will be set up for automatic reinvestment. Your dividends and distributions will be used to buy additional shares of the same fund, at the NAV calculated on the date the dividends or distributions are paid.

Information regarding dividends and other distributions will be included on your statement.

TAX INFORMATION

The following discussion generally describes the tax considerations pertinent to a fund investor who is an individual taxpayer. These considerations may not be relevant if you are investing through a tax-deferred account such as an IRA, SEP or 401(k) account. Because each investor's tax situation is unique, we suggest that you consult your tax adviser for further information.


Taxability of dividends and distributions. You generally will be subject to federal income tax (and any state or local taxes) on the distributions you receive from the fund, regardless of whether you take them in cash or reinvest them in additional shares.

Distributions of net capital gains (i.e., the excess of net long-term capital gain over net short term capital loss) are generally treated as long-term capital gains for federal tax purposes. Distributions from "qualified dividend income" (generally, income derived from dividends from U.S. corporations and certain foreign corporations) are generally treated as qualified dividend income, which is taxed at reduced rates for non-corporate shareholders. Other distributions are generally taxable as ordinary income. Each January, to the extent we are required by applicable law, we will send you a statement that describes the federal tax status of the dividends and distributions paid to you during the previous calendar year.


"Buying a dividend." If you purchase shares just before a fund makes a distribution, you will pay the full purchase price for the shares and then effectively receive a portion of the purchase price back as a taxable distribution. This is known as "buying a dividend." If you wish to avoid this, you may want to check to see when the fund's next anticipated distribution is. This is not a concern for investments made through tax-deferred accounts.

Tax on dispositions of fund shares. Redeeming (selling) fund shares and exchanging them for shares of another Citizens fund generally are considered taxable events. Depending on how much you paid for the shares you are selling or exchanging, you may have a gain or loss on the transaction. You are responsible for any tax liabilities generated by your transactions. This is not a concern for shares held in tax-deferred accounts.


Federal income tax withholding. If you are neither a citizen nor a resident of the United States, the fund will withhold U.S. federal income tax at the rate of 30% on taxable dividends and other payments that are subject to such withholding. You may be able to arrange for a lower withholding rate under an applicable tax treaty if you supply the appropriate documentation required by the fund. The fund is also required in certain circumstances to apply backup withholding at the rate of 28% on taxable dividends, redemption proceeds and certain other payments that are paid to any shareholder (including a shareholder who is neither a citizen nor a resident of the United States) who does not furnish to the fund certain information and certifications or who is otherwise subject to backup withholding. Backup withholding will not, however, be applied to payments that have been subject to the withholding tax on shareholders who are neither citizens nor residents of the United States described in this paragraph.


TO LEARN MORE


Additional documents are available that can help you learn more about the fund:

Statement of Additional Information (SAI) -- contains more detailed information about the management and operations of the fund. The SAI is incorporated by reference into this prospectus (meaning it is legally part of it).

Annual and Semi-Annual Reports to Shareholders -- issued every six months, shareholder reports contain performance figures and discussions of the market conditions and investment strategies that significantly affected the fund's performance during the report period.

You can receive a copy of the fund's current SAI and shareholder reports, when available, without charge by calling 800.223.7010 or by visiting our web site at www.citizensfunds.com.

Information about the fund, including the current SAI, and shareholder reports, when available, is also available from the SEC through a variety of methods. You can:


..    find them on the Edgar Database of the SEC Internet site at
http://www.sec.gov

..    have copies sent to you (after paying a copying fee) by writing to the
SEC's Public Reference Section, Washington, D.C. 20549-0102 or by electronic request to publicinfo@sec.gov

..    view and copy them in person at the SEC's Public Reference Room in
Washington, D.C.; for more information, call 202.942.8090

Citizens Funds Logo Here

800.223.7010

www.citizensfunds.com

Citizens Funds are available through popular mutual fund supermarkets such as Charles Schwab's Mutual Fund OneSource(R)and Fidelity Investments
FundsNetwork(R).

Citizens Funds(R) is a registered trademark of Citizens Advisers, Inc.

Transfer and Dividend Paying Agent:

BISYS, 3435 Stelzer Road, Columbus, OH 43219

(C)2003 Citizens Funds

SEC File No. 811-3626